EXHIBIT 99.1

[GRAPHICOMITTED][GRAPHIC
OMITTED]

PFGI Capital Corporation
One East Fourth Street
Cincinnati, Ohio 45202

NEWS RELEASE

PFGI Capital Corporation Confirms Cash Payment on Income PRIDESSM
&Announces Financial Results for the Quarter Ended September 30, 2004

Cincinnati, October 20, 2004 — PFGI Capital Corporation announced that the scheduled cash payment on its Income PRIDESSM (NYSE: PCEPRI) security will be paid on November 17, 2004. The distribution, accruing from August 18, 2004 through November 17, 2004, is payable to holders of record on November 1, 2004, at a rate of $0.5625 per each Income PRIDESSM held.

PFGI Capital Corporation also announced financial results for the third quarter ended September 30, 2004. Net income was $3.9 million, interest on loan participations was $4.1 million, and non-interest expenses, including loan servicing and management fees, totaled $0.2 million. This compares with net income of $3.7 million, interest on loan participations of $3.9 million, and non-interest expenses, including loan servicing and management fees, of $0.2 million for 2003‘s third quarter.

At September 30, 2004, there were no non-performing assets or impaired loans, loan participations totaled $324.9 million, and the reserve for loan participation losses was $1.6 million. At September 30, 2004, total shareholders’ equity was $334.1 million and total assets were $334.1 million.

About PFGI Capital Corporation

PFGI Capital Corporation, a wholly-owned subsidiary of National City Corporation, is a Maryland corporation formed as a real estate investment trust for federal income tax purposes. The principal business objective is to acquire, hold, and manage commercial mortgage loan assets and other authorized investments that will generate net income for distribution to PFGI Capital Corporation shareholders.

About National City Corporation

National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Indiana, Illinois, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, consumer finance, asset management, mortgage financing and servicing, and payment processing. For more information about National City, visit the company’s Web site at NationalCity.com.

For further information, please contact

Betsy Figgie
National City Corporation
1-216-222-9849